Mail Stop 3561

      							October 26, 2005


Mr. James Rose
Vice President and Principal Financial Officer
Western Media Group Corporation
11 Oval Drive
Suite 200B
Islandia, NY 11749

	Re:	Western Media Group Corporation
      Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005

Dear Mr. Rose:


	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director